Supplement to Prospectus Supplement dated October 29, 2007 to Prospectus Dated February 13, 2007

$403,175,200
(Approximate)

Mortgage Pass-Through Certificates, Series 2007-OA2

GSR Mortgage Loan Trust 2007-OA2
Issuing Entity

GS Mortgage Securities Corp.
Depositor

Goldman Sachs Mortgage Company
Sponsor

Wells Fargo Bank, N.A.
Master Servicer and Securities Administrator

Deutsche Bank National Trust Company
Trustee

Avelo Mortgage, L.L.C.
Residential Funding Company, LLC
Servicers

This is a supplement to the prospectus supplement dated October 29, 2007 (the “Prospectus Supplement”) to the prospectus dated February 13, 2007 relating to the GSR Mortgage Loan Trust 2007-OA2 Mortgage Pass-Through Certificates, Series 2007-OA2. This supplement supersedes the supplement dated March 4, 2008 to the Prospectus Supplement.

•
The Risk Factor entitled “Recent Developments in the Residential Mortgage Market May Adversely Affect the Yields of the Offered Certificates” on page S-37 of the Prospectus Supplement is deleted in its entirety and replaced with the following, and all references in the Prospectus Supplement to the Risk Factor entitled “Recent Developments in the Residential Mortgage Market May Adversely Affect the Yields of the Offered Certificates” shall be deemed to be references to the Risk Factor entitled “Recently, the Residential Mortgage Loan Market has Experienced Increasing Levels of Delinquencies, Defaults and Losses”:

(continued on following pages)

Goldman, Sachs & Co.
The date of this supplement is March 6, 2008

Recently, the Residential Mortgage Loan Market has Experienced Increasing Levels of Delinquencies, Defaults and Losses
Recently, the residential mortgage loan market has experienced increasing levels of delinquencies, defaults and losses, and we cannot assure you that this will not continue. In addition, in recent months housing prices and appraisal values in many states have declined or stopped appreciating, after extended periods of significant appreciation. A continued decline or an extended flattening of those values may result in additional increases in delinquencies, defaults and losses on residential mortgage loans generally, particularly with respect to second homes and investor properties and with respect to any residential mortgage loans whose aggregate loan amounts (including any subordinate liens) are close to or greater than the related property values.

In recent months, in response to increased delinquencies and losses with respect to mortgage loans, many mortgage loan originators have implemented more conservative underwriting criteria for loans, particularly in the subprime, Alt-A and other nonprime sectors. This may result in reduced availability of financing alternatives for mortgagors seeking to refinance their mortgage loans. The reduced availability of refinancing options for a mortgagor may result in higher rates of delinquencies, defaults and losses on the mortgage loans, particularly mortgagors with adjustable rate mortgage loans or in the case of interest only mortgage loans that experience significant increases in their monthly payments following the adjustment date or the end of the interest only period, respectively.

The increased levels of delinquencies and defaults, as well as a deterioration in general real estate market conditions, have also resulted generally in loan originators being required to repurchase an increasingly greater number of mortgages loans pursuant to early payment default and representation and warranty provisions in their loan sale agreements. This has led to deterioration in the financial performance of many subprime, Alt-A and other nonprime loan originators. In some other cases, such deterioration has caused certain loan originators to cease operations. Any such deterioration could adversely affect the ability of a loan originator to repurchase or substitute for mortgage loans as to which a material breach of representation or warranty exists or to service mortgage loans. The inability of a loan seller to repurchase or substitute for defective mortgage loans would likely cause the related mortgage loans to experience higher rates of delinquencies, defaults and losses. As a result, shortfalls in the distributions due on the offered certificates could occur. Even in cases where a loan originator has the economic ability to repurchase loans, the increasing volume of repurchase claims has resulted in longer periods between when a repurchase claim is presented and when it is resolved, and a greater proportion of claims being refused or contested by originators.

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The mortgage loans held by the issuing entity do not include subprime mortgage loans; however, many originators that underwrite prime or Alt-A mortgage loans also underwrite subprime mortgage loans and consequently have exposure to the subprime mortgage market. In addition, some sources have reported that default rates on Alt-A and other subprime mortgage loans have recently increased above the rates experienced on subprime mortgage loans.

In response to the deterioration in the performance of subprime, Alt-A and other nonprime mortgage loans, the rating agencies have taken action with respect to a number of subprime and Alt-A mortgage securitizations. There can be no assurance that the rating agencies will not take additional action with respect to subprime, Alt-A and other nonprime securitizations in response to either the deteriorating delinquency, default and loss rates on subprime, Alt-A and other nonprime mortgage loans or the perception that such deterioration may occur in the future.

A number of state regulatory authorities have recently taken action against certain loan originators and servicers for alleged violations of state laws. Certain of those actions prohibit those servicers from pursuing foreclosure actions, and in the future one or more additional states could seek similar limitations on the ability of mortgage loan servicers, to take actions (such as pursuing foreclosures) that may be essential to service and preserve the value of the mortgage loans on behalf of the issuing entity. Any such limitations that applied to a servicer of the mortgage loans could adversely affect the issuing entity's ability to realize on the mortgage loans. See “Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans” in the prospectus.

You should consider the risk that the general market conditions discussed above may affect the performance of the mortgage loans backing your certificates and may adversely affect the yield on your certificates.

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•
The Risk Factor entitled “Geographical Concentration of the Mortgage Loans in Particular Jurisdictions May Result in Increased Risk of Loss” on page S-39 of the Prospectus Supplement is amended by adding the following at the end thereof:

Further, the concentration of the mortgage loans in one or more states will have a disproportionate effect on certificateholders if the regulatory authorities in any those states take actions against any original loan seller or servicer that impairs the issuing entity’s ability to realize on those mortgage loans. See “Risk Factors—Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans” in the prospectus.

•	The Risk Factor entitled “Delinquencies Due to Servicing Transfer” on page S-42 of the Prospectus Supplement is deleted in its entirety and replaced with the following:

The Transfer of Servicing May Result in Higher Delinquencies and Defaults Which May Adversely Affect the Yield on Your Certificates
It is possible that servicing of mortgage loans may be transferred in the future to servicers other than the initial primary servicers in accordance with the provisions of the master servicing and trust agreement and the related sale and servicing agreements because, with respect to mortgage loans acquired through Goldman Sachs Mortgage Company's mortgage conduit program, the party that owns the related servicing rights (which is currently Goldman Sachs Mortgage Company) elects to effect such a transfer. Additionally, with respect to all of the mortgage loans, servicing may be transferred to servicers other than the initial primary servicers as a result of a servicer’s termination due to an inability to adequately service associated with such servicer’s recent financial difficulties or due to the occurrence of unremedied events of default in a servicer’s performance under the related sale and servicing agreement.

All transfers of servicing involve some risk of disruption in collections due to data input errors, misapplied or misdirected payments, inadequate borrower notification, system incompatibilities and other reasons. As a result, the affected mortgage loans may experience increased delinquencies and defaults, at least for a period of time, until all of the borrowers are informed of the transfer and the related servicing mortgage files and records and all the other relevant data has been obtained by the successor servicer. There can be no assurance as to the extent or duration of any disruptions associated with a transfer of servicing or as to the resulting effects on the yield on performance on your certificates. In addition, servicing transfers may result in a longer or shorter prepayment period immediately following the date of the transfer if the successor servicer has a different prepayment period, which may affect the yield on the your certificates.

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It is expected that on or about April 1, 2008, subject to certain consents and conditions that may or may not be met on time or at all, the primary servicing function for all of the Mortgage Loans currently serviced by GMAC Mortgage LLC (the “GMACM Loans”), as subservicer for Residential Funding Company, LLC (“RFC”), will be transferred by RFC to Aurora Loan Services LLC in accordance with the provisions of the applicable Servicing Agreement and that GMAC Mortgage, LLC (“GMACM”) will cease to subservice the GMACM Loans. Aurora Loan Services LLC will service the GMACM Loans in accordance with the servicing provisions set forth in the related Servicing Agreement.

For recent developments regarding GMAC Mortgage, LLC, one of the servicers, see “Recent Developments in Respect of GMAC Mortgage, LLC” and “Expected Transfer of Servicing to Aurora Loan Services LLC” below.

•	The following Risk Factors are added to the Prospectus Supplement:

Goldman Sachs Mortgage Company and its Affiliates May Have Conflicts of Interest
Recent developments in the residential mortgage market have led to a deterioration in the financial performance of many subprime, Alt-A and other nonprime loan originators. Due to these developments affecting these loan originators, certain conflicts of interest may exist or may arise as a result of transactions or relationships that Goldman Sachs Mortgage Company and its affiliates may have or may enter into in the future with one or more of the loan sellers and servicers. In taking any actions or engaging in other transactions with those loan sellers, Goldman Sachs Mortgage Company and its affiliates are not required to take into account the effect of such actions or transactions on the issuer or the certificateholders. Among other things, Goldman Sachs Mortgage Company and its affiliates may purchase, as principal, mortgage loans originated or sold by such loan sellers that are not included in the issuer, and may seek to enforce against such loan sellers any remedies they may have if an early payment default or breach of representation and warranty occurs with respect to such other mortgage loans. Goldman Sachs Mortgage Company or its affiliates may provide secured or unsecured financing to one or more loan sellers, and may seek to enforce remedies against such loan sellers if an event of default occurs in respect of that financing. Goldman Sachs Mortgage Company and its affiliates will not have any obligation to account to the issuer for any amounts they collect in respect of any loans, financing or other transactions they may have with any loan seller, and Goldman Sachs Mortgage Company and its affiliates will have no obligation to pursue any claims against such loan sellers on behalf of the issuer or with respect to mortgage loans included in the trust fund.

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The Loan Sellers May Not Be Able to Repurchase Defective Mortgage Loans
Each of the loan sellers has made various representations and warranties related to the mortgage loans sold by it. Those representations are summarized in “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans” in this prospectus supplement.

If any of the loan sellers fails to cure a material breach of its representations and warranties with respect to any related mortgage loan in a timely manner, then such loan seller would be required to repurchase, or substitute for, the defective mortgage loan. The inability of a loan seller to repurchase or substitute for defective mortgage loans would likely cause the related mortgage loans to experience higher rates of delinquencies, defaults and losses. As a result, shortfalls in the distributions due on the offered certificates could occur.

Notwithstanding anything to the contrary in the accompanying Prospectus Supplement, as previously supplemented, the following section is added following “Description of the Mortgage Pool—Representations and Warranties Regarding the Mortgage Loans”:

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Recent Developments in Respect of Homecomings Financial, LLC and Residential Funding Company, LLC

On December 12, 2007, Fitch withdrew its residential servicer ratings for both GMACM,  indicated above, and Homecomings and assigned a residential primary subservicer rating and residential  primary servicer rating for prime product of RPS2+ to ResCap.

On November 21, 2007, Moody’s Investors Service, Inc., or Moody’s, reduced the servicer quality rating (“SQ”) of Residential Funding Company, LLC as a master servicer of residential mortgage loans to SQ1- from SQ1 and placed these ratings on review for possible further downgrade. The downgrade was prompted by Moody's rating action on the senior unsecured debt rating of the parent corporation, ResCap, which was downgraded on November 1, 2007, to Ba3 from Ba1. Based on the rating action, Moody's lowered its servicing stability assessment for the master servicing operations to average from above average.

On February 22, 2008, Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or Standard & Poor’s, reduced the counterparty long term credit rating of ResCap, from BB+ to B, and reduced the counterparty short term credit rating of ResCap from B to C. Standard & Poor’s also assigned a negative rating outlook ResCap.

On March 3, 2008, Fitch Ratings, or Fitch, reduced the long term issuer default rating of ResCap from BB+ to BB-. Fitch downgraded ResCap’s senior and subordinated debt to B+ and B-, respectively. Fitch also assigned the status of ratings watch negative outlook to ResCap.

On December 12, 2007, Fitch withdrew its residential servicer ratings for both GMACM, indicated above, and Homecomings and assigned a residential primary subservicer rating and residential primary servicer rating for prime product of RPS2+ to ResCap. This rating takes into consideration the servicing capabilities of GMACM and reflects the financial rating of ResCap.

As of the nine months ended September 30, 2007, GMACM acted as primary servicer and owned the corresponding servicing rights on approximately 2,291,593 of residential mortgage loans having an aggregate unpaid principal balance of approximately $290 billion, and GMACM acted as subservicer (and did not own the corresponding servicing rights) on approximately 290,232 loans having an aggregate unpaid principal balance of over $60.4 billion.

The following tables set forth the dollar amount of mortgage loans serviced by GMACM for the periods indicated, and the number of such loans for the same period. GMACM was the servicer of a residential mortgage loan portfolio of approximately $150.4 billion, $12.5 billion, $21.2 billion and $6.7 billion during the year ended December 31, 2002 backed by prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans and second-lien mortgage loans, respectively. GMACM was the servicer of a residential mortgage loan portfolio of approximately $217.0 billion, $31.3 billion, $19.0 billion and $23.2 billion during the nine months ended September 30, 2007 backed by prime conforming mortgage loans, prime non-conforming mortgage loans, government mortgage loans and second-lien mortgage loans, respectively. The percentages shown under “Percentage Change from Prior Year” represent the ratio of (a) the difference between the current and prior year volume over (b) the prior year volume.

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GMAC Mortgage, LLC PRIMARY SERVICING PORTFOLIO
($ IN MILLIONS)

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2007
Prime conforming mortgage loans
No. of Loans	1,418,843	1,308,284	1,323,249	1,392,870	1,455,919	1,508,054
Dollar Amount of Loans	$150,421	$153,601	$165,521	$186,364	$203,894	$217,021
Percentage Change from Prior Year	N/A	2.11%	7.76%	12.59%	9.41%	6.44%

Prime non-conforming mortgage loans
No. of Loans	36,225	34,041	53,119	69,488	67,462	65,169
Dollar Amount of Loans	$12,543	$13,937	$23,604	$32,385	$32,220	$31,254
Percentage Change from Prior Year	N/A	11.12%	69.36%	37.20%	(0.51)%	(3.00)%

Government mortgage loans
No. of Loans	230,085	191,023	191,844	181,679	181,563	178,333
Dollar Amount of Loans	$21,174	$17,594	$18,328	$18,098	$18,843	$18,973
Percentage Change from Prior Year	N/A	(16.91)%	4.17%	(1.25)%	4.12%	0.69%

Second-lien mortgage loans
No. of Loans	261,416	282,128	350,334	392,261	514,085	540,037
Dollar Amount of Loans	$6,666	$7,023	$10,374	$13,034	$20,998	$23,199
Percentage Change from Prior Year	N/A	5.36%	47.71%	25.64%	61.10%	10.48%

Total mortgage loans serviced
No. of Loans	1,946,569	1,815,476	1,918,546	2,036,298	2,219,029	2,291,593
Dollar Amount of Loans	$190,804	$192,155	$217,827	$249,881	$275,955	$290,447
Percentage Change from Prior Year	N/A	0.71%	13.36%	14.72%	10.43%	5.25%

HOMECOMINGS FINANCIAL, LLC PRIMARY SERVICING PORTFOLIO

The following table sets forth the aggregate principal balance of mortgage loans serviced by Homecomings for the past five years and for the nine months ended September 30, 2007. The percentages shown under “Percentage Change from Prior Year” represent the ratio of (a) the difference between the current and prior year volume over (b) the prior year volume.

First Lien Mortgage Loans

	Year Ended December 31,					Nine Months Ended September 30,
Volume by Principal Balance	2002	2003	2004	2005	2006	2007
Prime Mortgages(1)	$27,343,774,000	$29,954,139,212	$31,943,811,060	$44,570,851,126	$67,401,832,594	$71,858,074,506
Non-Prime Mortgages(2)	$27,384,763,000	$39,586,900,679	$44,918,413,591	$52,102,835,214	$49,470,359,806	$40,347,477,674
Total	$54,728,537,000	$69,541,039,891	$76,862,224,651	$96,673,686,340	$116,872,192,400	$112,205,552,180
Prime Mortgages(1)	49.96%	43.07%	41.56%	46.10%	57.67%	64.04%
Non-Prime Mortgages(2)	50.04%	56.93%	58.44%	53.90%	42.33%	35.96%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Percentage Change from Prior Year(3)
Prime Mortgages(1)	7.09%	9.55%	6.64%	39.53%	51.22%
Non-Prime Mortgages(2)	60.71%	44.56%	13.47%	15.99%	(5.05)%
Total	28.55%	27.07%	10.53%	25.78%	20.89%

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Junior Lien Mortgage Loans

	Year Ended December 31,					Nine Months Ended September 30,
Volume by Principal Balance	2002	2003	2004	2005	2006	2007
Prime Mortgages(1)	$7,627,424,000	$7,402,626,296	$7,569,300,685	$7,442,264,087	$11,418,858,741	$10,519,372,299
Non-Prime Mortgages(2)	-	-	-	-	-	-
Total	$7,627,424,000	$7,402,626,296	$7,569,300,685	$7,442,264,087	$11,418,858,741	$10,519,372,299
Prime Mortgages(1)	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Non-Prime Mortgages(2)	-	-	-	-	-	-
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Percentage Change from Prior Year(3)
Prime Mortgages(1)	(4.94)%	(2.95)%	2.25%	(1.68)%	53.43%
Non-Prime Mortgages(2)	-	-	-	-	-
Total	(4.94)%	(2.95)%	2.25%	(1.68)%	53.43%

(1)	Product originated under the Jumbo, Alt-A, High Loan to Value First Lien programs and Closed End Home Equity Loan and Home Equity Revolving Credit Line Loan Junior Lien programs.

(2)
Product originated under the Subprime and Negotiated Conduit Asset programs. Subprime Mortgage Loans secured by junior liens are included under First Lien Mortgage Loans—Non-Prime Mortgages because these types of loans are securitized together in the same mortgage pools.

(3)	Represents year to year growth or decline as a percentage of the prior year’s volume.

First Lien Mortgage Loans

	Year Ended December 31,					Nine Months Ended September 30,
Volume by Number of Loans	2002	2003	2004	2005	2006	2007
Prime Mortgages(1)	125,209	143,645	150,297	187,773	252,493	260,205
Non-Prime Mortgages(2)	257,077	341,190	373,473	394,776	361,125	298,742
Total	382,286	484,835	523,770	582,549	613,618	558,947
Prime Mortgages(1)	32.75%	29.63%	28.70%	32.23%	41.15%	46.55%
Non-Prime Mortgages(2)	67.25%	70.37%	71.30%	67.77%	58.85%	53.45%
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Percentage Change from Prior Year(3)
Prime Mortgages(1)	(6.30)%	14.72%	4.63%	24.93%	34.47%
Non-Prime Mortgages(2)	52.85%	32.72%	9.46%	5.70%	(8.52)%
Total	26.66%	26.83%	8.03%	11.22%	5.33%

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Junior Lien Mortgage Loans

	Year Ended December 31,					Nine Months Ended September 30,
Volume by Number of Loans	2002	2003	2004	2005	2006	2007
Prime Mortgages(1)	217,031	211,585	210,778	199,600	266,900	243,314
Non-Prime Mortgages(2)	-	-	-	-	-	-
Total	217,031	211,585	210,778	199,600	266,900	243,314
Prime Mortgages(1)	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Non-Prime Mortgages(2)	-	-	-	-	-	-
Total	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%
Percentage Change from Prior Year(3)
Prime Mortgages(1)	(5.20)%	(2.51)%	(0.38)%	(5.30)%	33.72%
Non-Prime Mortgages(2)	-	-	-	-	-
Total	(5.20)%	(2.51)%	(0.38)%	(5.30)%	33.72%

(1)	Product originated under the Jumbo, Alt-A, High Loan to Value First Lien programs and Closed End Home Equity Loan and Home Equity Revolving Credit Line Loan Junior Lien programs.

(2)
Product originated under the Subprime and Negotiated Conduit Asset programs. Subprime Mortgage Loans secured by junior liens are included under First Lien Mortgage Loans—Non-Prime Mortgages because these types of loans are securitized together in the same mortgage pools.

(3)	Represents year to year growth or decline as a percentage of the prior year’s volume.

Expected Transfer of Servicing to Aurora Loan Services LLC

It is expected that on or about April 1, 2008, the primary servicing function for all of the GMACM Loans will be transferred from RFC to Aurora Loan Services LLC, in accordance with the provisions of the applicable Servicing Agreement, and that GMACM will cease to sub-service the GMACM Loans. The transfer is subject to certain consents and conditions that may or may not be obtained or met. As s result, there can be no assurance that the transfer will take place in the timeframe specified or, in fact, at all. For additional information regarding the primary servicing experience of Aurora Loan Services LLC, see “Aurora Loan Services LLC” below.

Notwithstanding anything to the contrary in the accompanying Offering Circular, the following section is added following the new section referred to above entitled “Recent Developments in Respect of Homecomings Financial, LLC and Residential Funding Company, LLC”:

AURORA LOAN SERVICES LLC

It is expected that on or about April 1, 2008, the primary servicing function for all of the GMACM Loans will be transferred to Aurora Loan Services LLC (“Aurora”). Aurora was incorporated in Delaware on May 15, 1997 and was converted to a limited liability company on January 1, 2005. Aurora is a wholly owned subsidiary of Lehman Brothers Bank, FSB. Aurora’s executive offices are located at 10350 Park Meadows Drive, Littleton, Colorado 80124.

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Servicing

Total Portfolio

Aurora’s centralized loan servicing facility is located at 601 Fifth Avenue, Scottsbluff, Nebraska 69361. It has additional loan servicing facilities at 10350 Park Meadows Drive, Littleton, Colorado 80124 and 327 Inverness Drive South, Littleton, Colorado 80112. Aurora has also recently opened a facility in Indianapolis which currently provides customer and collection services. Aurora has been engaged in the business of servicing residential mortgage loans since 1997. It has been approved to service mortgage loans for Ginnie Mae, Fannie Mae and Freddie Mac and to service mortgage loans insured by the FHA and guaranteed by the VA.

The following tables set forth certain information regarding Aurora’s total loan servicing and subservicing portfolio.

	At December 31, 2004		At December 31, 2005
Type of Loan	Number of Loans	Principal Balance (in millions)	Number of Loans	Principal Balance (in millions)
Conventional	41,391	$6,723	61,309	$8,881
Conventional Alt-A	157,333	$40,795	261,125	$62,067
Conventional Alt-B(5)	-	-	-	-
Subprime	6,981	$933	7,443	$1,267
Government Insured or Guaranteed(1)	85,274	$4,580	9,131	$654
Home Express(2)	31,254	$3,490	16,582	$1,714
SBA Disaster Loans(3)	44,230	$774	36,737	$629
Scratch & Dent(4) (5)	-	-	-	-
Home Equity Lines of Credit	-	$0	157	$8
Total Portfolio	366,463	$57,295	392,484	$75,220
	At December 31, 2006		At December 31, 2007(5)
Type of Loan	Number of Loans	Principal Balance (in millions)	Number of Loans	Principal Balance (in millions)
Conventional	85,750	15,356	61,237	$14,133
Conventional Alt-A	306,113	73,588	266,661	$68,815
Conventional Alt-B(5)	-	-	150,619	$27,791
Subprime	10,749	1,943	12,724	$2,050
Government Insured or Guaranteed(1)	7,081	497	336(6)	$22(6)
Home Express(2)	10,896	1,070	-	$0
SBA Disaster Loans(3)	30,812	521	26,208	$435
Scratch & Dent(4)(5)	-	-	4,646	$792
Home Equity Lines of Credit	172	8	129	$7
Total Portfolio	451,573	92,983	522,560	$114,045
__________________
(1)
‘Government insured or guaranteed’ means mortgage loans that were originated under the guidelines of the Federal Housing Administration, the Department of Veterans Affairs or the Rural Housing and Community Development Service.

(2)
‘Home Express’ means mortgage loans that were originated by Aurora pursuant to underwriting guidelines that had less restrictive standards for mortgage loan applicants than for applicants of conventional mortgage loans. These guidelines included reduced documentation requirements (including the allowance of stated incomes), a streamlined documentation analysis (such as relying solely on credit score of the applicant for credit eligibility) and elevated loan-to-value ratios. These mortgage loans had primary mortgage insurance and pool insurance policy coverage, which insured the loans to a 50% loan-to-value ratio. As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. All mortgage loans that were classified prior to January 2007 as “Home Express” mortgage loans are from and after January 2007 classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

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(3)
‘SBA Disaster Loans’ means those mortgage loans that were originated through the U.S. Small Business Administration but do not maintain any Small Business Administration guaranty. Certain SBA Disaster Loans are loans that are not secured by real estate and others that are not secured by any other real or personal property.

(4)
‘Scratch and Dent’ means mortgage loans that contain any one or more defects resulting from (i) mortgage loans that were not underwritten in accordance with the originator's implemented credit guidelines, (ii) deficiencies in the mortgage loan’s documentation, (iii) failures by the originator to adhere to applicable laws and regulations, (iv) irregular payment history or (v) borrower defaults.

(5)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. Mortgage loans within these two categories were classified, prior to January 2007, within Aurora’s then-existing mortgage loan categories. Therefore, the number of mortgage loans and principal balance of mortgage loans categorized within a particular category that existed prior to January 2007 may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

(6)
At December 31, 2007 Aurora was the named servicer of an additional 6,219 government insured or guaranteed mortgage loans, representing an unpaid principal balance of approximately $468 million, the servicing responsibilities with respect to which are performed by a third-party subservicer engaged by Aurora.

The following table provides Aurora’s outstanding advances and servicing advances:

	At December 31, 2004	At December 31, 2005	At December 31, 2006	At December 31, 2007(1)
Portfolio	Advance Balance	Advance Balance	Advance Balance	Advance Balance
Conventional	$11,363,442	$17,706,788	$31,095,883	$20,371,114
Conventional Alt-A	$13,543,476	$24,810,189	$73,088,541	$55,415,992
Conventional Alt-B(1) (2)	-	-	-	$63,488,771
Express(2)	($7,187,866)	$2,222,664	$1,524,941	-
Government	$36,995,784	$28,014,484	$17,823,996	$2,288,906
HELOC	$0	$4,639	$3,969	$210
SBA	$4,897,435	$5,250,499	$4,992,823	$1,087,805
Subprime	$4,910,400	$3,795,379	$7,544,466	$7,628,548
Scratch & Dent(1) (2)	-	-	-	$11,949,433
Total	$64,522,671	$81,804,642	$136,074,618	$162,230,779
__________________
(1)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. Mortgage loans within these two categories were classified, prior to January 2007, within Aurora’s then-existing mortgage loan categories. Therefore, the outstanding advances with respect to mortgage loans categorized within a particular category that existed prior to January 2007 may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

(2)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. All mortgage loans that were classified prior to January 2007 as “Home Express” mortgage loans are from and after January 2007 classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

Aurora’s servicing procedures include collecting and posting payments for each mortgage loan, verifying that payments are made according to the terms of the mortgage note and servicing each mortgage loan in accordance with the terms of the applicable servicing agreement, including through the establishment and use of servicing accounts and escrow accounts. Aurora also utilizes standardized escrow analysis procedures and employs outside vendors to ensure the appropriate payment of flood and homeowner’s insurance and property taxes. Mortgagors can obtain account information on the phone, including through the use of a voice response unit system, via Aurora’s website and in person at certain of Aurora’s loan servicing facilities.

S2-12

Aurora’s servicing procedures have been modified as its mortgage loan portfolio has changed from a portfolio consisting largely of government insured or guaranteed mortgage loans (which are mortgage loans that were originated under the guidelines of the Federal Housing Administration, the Department of Veterans Affairs or the Rural Housing and Community Development Service) to a portfolio consisting largely of non-government mortgage loans, such as conventional, conventional Alt-A, conventional Alt-B and subprime mortgage loans. Included among these changes are a heightened emphasis on Aurora’s home retention group, which seeks to mitigate losses on mortgage loans in bankruptcy and foreclosure. Aurora has placed a special emphasis on servicing subprime mortgage loans with respect to resolution and recovery. Aurora similarly has emphasized its real-estate owned property management and liquidation processes.

Aurora generally will be obligated to make advances and servicing advances to the extent that such advances or servicing advances, in its reasonable judgment, are recoverable from future payments and collections, insurance payments or proceeds of liquidation of the related mortgage loan. As of December 31, 2004, December 31, 2005, and December 31, 2006, and December 31, 2007, Aurora had outstanding advances and servicing advances of approximately $64,522,671, $81,804,642, $136,074,618 and $162,230,779 respectively.

The below delinquency, foreclosure and loss experience statistics represent the recent experience of Aurora. The loans in Aurora’s servicing portfolio may differ significantly from the Mortgage Loans in any securitization transaction. The actual loss and delinquency experience on the GMACM Loans will depend, among other things, on the value of the related mortgaged properties securing such GMACM Loans and the ability of borrowers to make required payments. There can be no assurance, and no representation is made, that the delinquency experience with respect to the GMACM Loans will be similar to that reflected in the tables above, nor is any representation made as to the rate at which losses may be experienced on liquidation of defaulted GMACM Loans.

The likelihood that borrowers will become delinquent in the payment of their mortgage loans and the rate of any subsequent foreclosures may be affected by a number of factors related to borrowers’ personal circumstances, including, for example, unemployment or change in employment (or in the case of self-employed borrowers or borrowers relying on commission income, fluctuations in income), marital separation and a borrower’s equity in the related mortgaged property. In addition, delinquency and foreclosure experience may be sensitive to adverse economic conditions, either nationally or regionally, may exhibit seasonal variations and may be influenced by the level of interest rates and servicing decisions on the applicable mortgage loans. Regional economic conditions (including declining real estate values) may particularly affect delinquency and foreclosure experience on mortgage loans to the extent that mortgaged properties are concentrated in certain geographic areas.

When Aurora receives notice that a mortgagor has filed for protection under the provisions of the Bankruptcy Code, and related rules and regulations promulgated thereunder, Aurora codes and monitors such mortgage loan for the purposes of: avoiding a violation of the automatic stay, protecting mortgage loan assets during all bankruptcy proceedings and managing all bankruptcy timelines. Related activities include monitoring attorney performance and trustee funds, filing motions for relief of stay and ensuring that funds received are posted according to the bankruptcy plan.

S2-13

When a mortgage loan becomes a ‘high risk asset’ (such as a real-estate owned property, a mortgage loan seized in a drug related or other litigation matter or a mortgage loan being repurchased from a trust fund), a loan level review and analysis is performed to determine the best strategy for resolution. This review is designed to minimize risk and maximize recovery. Aurora manages the holding and sale of real-estate owned properties, including determining asset values and executing a market analysis of the property, developing a marketing plan with the goal of maximizing recovery, minimizing property hold time and overseeing third party vendors providing any related functions. Each real-estate owned property is assigned a team consisting of an asset manager and assistant who creates the marketing plan, develops an initial list price and considers price reductions as necessary and negotiates for the highest and best offer on such property.

Conventional Mortgage Loans

Except where applicable law or regulation requires otherwise, Aurora services delinquent conventional mortgage loans in accordance with a generally prescribed timeline of activities. Aurora alters the timeline for individual mortgage loans, as needed, based upon factors such as the likelihood of foreclosure on the mortgage loans and bankruptcy of the mortgagors. This analysis includes items such as a mortgagor’s payment history and risk scoring. The timeline also may be adjusted by Aurora upon the request of a securitization transaction’s master servicer or any applicable primary mortgage insurance company.

Aurora’s procedures for servicing mortgage loans in default, bankruptcy or foreclosure may vary by mortgage loan asset type. If a mortgage loan in default has primary mortgage insurance, the primary mortgage insurance company is kept apprised of the mortgage loan delinquency in accord with Aurora’s standard procedures and delinquency timelines. Aurora seeks to minimize both losses and time to liquidation in order to ensure prompt receipt of mortgage insurance proceeds.

All delinquent mortgage loans that are not considered ‘high risk assets’ are monitored by Aurora’s collections group. Early stage loan collection counselors monitor mortgage loans until the fifty-ninth day of delinquency. Responsibility for actively handling mortgage loans moves to Aurora’s late stage mortgage loan collection counselors upon the sixtieth day of delinquency. Late stage mortgage loan collection counselors remain the primary contact on these mortgage loans until the related mortgagor’s payments are made current, a repayment plan is established, the mortgagor qualifies for a home retention plan or all other opportunities for resolution have been exhausted. Aurora’s home retention plan is designed to allow Aurora’s workout specialists to provide home retention alternatives to mortgagors in order to prevent or mitigate losses and reduce delinquency and foreclosure.

In the first month of delinquency of a conventional mortgage loan, Aurora seeks to place prompt collection calls to the mortgagor, continuing such calls throughout the collection process based upon the mortgagor’s risk scoring and payment history. Aurora also mails a late charge billing statement and delinquency notice to the mortgagor. In the second month of delinquency, Aurora mails a breach letter to the mortgagor and provides the mortgagor with information about Aurora’s home retention plan, including options for payment of the delinquent debt. Furthermore, Aurora notifies the master servicer and any applicable primary mortgage insurance company of the delinquency. Aurora seeks a property inspection and performs an analysis of the market value of the mortgaged property. By the end of the third month of delinquency, Aurora seeks a broker price opinion, which is an analysis of the market value of the mortgaged property by a real estate broker or other similar professional. Aurora requests permission to foreclose, if required, from the master servicer or any applicable primary mortgage insurance company. Prior to foreclosure, the mortgage loan is referred for review to Aurora’s foreclosure committee.

S2-14

When a mortgage loan enters foreclosure, Aurora focuses on ensuring that actions relating to the foreclosure of the loan are taken on a timely basis. At the same time, Aurora will continue to pursue home retention techniques and alternatives to foreclosure that seek to both limit losses and result in retention of the home by the mortgagor. Related activities include referring the foreclosure to an attorney in its foreclosure network, monitoring the foreclosure attorney’s activities and monitoring the timeliness of judgment entry, foreclosure and other related activities in order to maintain compliance with applicable laws, regulations and mortgage insurer guidelines.

Throughout the foreclosure process, Aurora acts in accordance with applicable laws. Aurora seeks to commence foreclosure proceedings within thirty days of referral to its foreclosure committee. Aurora manages the bidding process for the mortgaged property pursuant to the directions of the master servicer of the securitization transaction or, if a mortgage loan has a primary mortgage insurance policy, pursuant to the instructions of the mortgage insurer. Aurora also makes monthly reports to such insurer when applicable. Aurora generally schedules the foreclosure sale in accordance with the Fannie Mae individual state timelines. When appropriate, a property inspection occurs within two weeks of the foreclosure sale, and the mortgage loan file is referred to a vendor that specializes in the marketing and sale of real estate owned properties. The securitization trust is billed for past due principal and interest payments that Aurora has advanced and for expenses not covered by the proceeds of the foreclosure sale within thirty days of Aurora’s receipt of the proceeds. A loss/gain analysis is prepared within sixty days of receipt of final proceeds.

The following tables set forth certain information regarding the delinquency, foreclosure experience and loss experience of Aurora with respect to conventional mortgage loans. The indicated periods of delinquency are based on the number of days past due on a contractual basis.

Delinquencies and Foreclosures
(Dollars in Millions)(1) (4)

Conventional

	At December 31, 2004			At December 31, 2005
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	41,391	$6,722.64		61,309	$8,880.54
Period of delinquency (2)
30 to 59 days	945	$129.19	1.92%	1,462	$204.53	2.30%
60 to 89 days	253	$36.10	0.54%	466	$67.84	0.76%
90 days or more	203	$31.67	0.47%	609	$81.08	0.91%
Total delinquent loans(2)	1,401	$196.95	2.93%	2,537	$353.45	3.98%
Loans in foreclosure (excluding bankruptcies)	595	$97.83	1.46%	1,044	$153.32	1.73%
Loans in bankruptcy	321	$44.02	0.65%	819	$93.12	1.05%
Total	2,317	$338.81	5.04%	4,400	$599.89	6.76%

S2-15

	At December 31, 2006			At December 31, 2007(4)
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	85,736	$15,353.12		61,237	$14,133.42
Period of delinquency (2)
30 to 59 days	3,508	$628.01	4.09%	2,512	$509.56	3.61%
60 to 89 days	1,125	$208.45	1.36%	1,032	$214.26	1.52%
90 days or more	1,077	$165.04	1.07%	845	$183.14	1.30%
Total delinquent loans(2)	5,710	$1,001.50	6.52%	4,389	$906.96	6.42%
Loans in foreclosure (excluding bankruptcies)	2,425	$484.09	3.15%	2,349	$539.11	3.81%
Loans in bankruptcy	676	$89.36	0.58%	615	$88.95	0.63%
Total	8,811	$1,574.95	10.26%	7,353	$1,535.02	10.86%
_______________________
(1)
Total portfolio and delinquency information is for conventional mortgage loans only, excluding bankruptcies. The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(2)
The MBS method for conventional loans is used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months).

(3)	Actual percentages are utilized in generating this table may not correspond exactly with total percentages but due to rounding.

(4)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. Certain mortgage loans within these two categories were classified, prior to January 2007, as “Conventional Mortgage Loans”. Therefore, the delinquency and foreclosure information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Conventional Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

S2-16

Loan Loss Experience
(Dollars in Millions) (4) (5)

Conventional

	For the year ended		For the year ended
	At December 31, 2004		At December 31, 2005
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	33,450	$5,871.74	48,053	$7,494.87
Net Losses(2) (3)	164	$5.94	471	$16.03
Net Losses as a Percentage of Total Portfolio		0.10%		0.21%

	For the year ended		For the quarter ended
	At December 31, 2006		At December 31, 2007(5)
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	72,671	$13,149.81	56,155	$13,186.04
Net Losses(2) (3)	488	$18.17	496	$23.31
Net Losses as a Percentage of Total Portfolio		0.14%		0.18%
____________________
(1) "Total Portfolio" is the aggregate principal balance of the securitized Conventional mortgage loans on the last day of the period.

(2) “Net Losses” means Gross Losses minus Recoveries. “Gross Losses” are actual losses incurred on liquidated properties for each respective period. Gross Losses are calculated after repayment of all principal, foreclosure costs, servicing fees, and accrued interest to the date of liquidation. “Recoveries” are recoveries from liquidation proceeds, deficiency judgments, and mortgage insurance proceeds. Net Losses may include gains on individual loans whereby Aurora, as a servicer, retained the excess proceeds from the liquidation of collateral and directed these excess proceeds to the securitization trust.

(3)   Net Losses includes loans on which the trust experienced foreclosure loss or gain. Net Losses are computed on a loan-by-loan basis and are reported with respect to the period in which the loan is liquidated. If additional costs are incurred or recoveries are received after the end of the period, then the amounts are adjusted with respect to the period in which the related loan was liquidated. Accordingly, the Net Losses reported in the table may change in future periods.

(4)   The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(5)   As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. Certain mortgage loans within these two categories were classified, prior to January 2007, as “Conventional Mortgage Loans”. Therefore, the loan loss information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Conventional Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

Conventional Alt-A Mortgage Loans

Except where applicable law or regulation requires otherwise, Aurora services delinquent Alt-A mortgage loans in accordance with a generally prescribed timeline of activities. Aurora alters the timeline for individual mortgage loans, as needed, based upon factors such as the likelihood of foreclosure on the mortgage loans and bankruptcy of the mortgagors. This analysis includes items such as a mortgagor’s payment history and risk scoring. The timeline also may be adjusted by Aurora upon the request of a securitization transaction’s master servicer or any applicable primary mortgage insurance company.

Aurora’s procedures for servicing mortgage loans in default, bankruptcy or foreclosure may vary by mortgage loan asset type. If a mortgage loan in default has primary mortgage insurance, the primary mortgage insurance company is kept apprised of the mortgage loan delinquency in accord with Aurora’s standard procedures and delinquency timelines. Aurora seeks to minimize both losses and time to liquidation in order to ensure prompt receipt of mortgage insurance proceeds.

S2-17

All delinquent mortgage loans that are not considered ‘high risk assets’ are monitored by Aurora’s collections group. Early stage loan collection counselors monitor mortgage loans until the fifty-ninth day of delinquency. Responsibility for actively handling mortgage loans moves to Aurora’s late stage mortgage loan collection counselors upon the sixtieth day of delinquency. Late stage mortgage loan collection counselors remain the primary contact on these mortgage loans until the related mortgagor’s payments are made current, a repayment plan is established, the mortgagor qualifies for a home retention plan or all other opportunities for resolution have been exhausted. Aurora’s home retention plan is designed to allow Aurora’s workout specialists to provide home retention alternatives to mortgagors in order to prevent or mitigate losses and reduce delinquency and foreclosure.

In the first month of delinquency of an Alt-A mortgage loan, Aurora seeks to place prompt collection calls to the mortgagor, continuing such calls throughout the collection process based upon the mortgagor’s risk scoring and payment history. Aurora also mails a late charge billing statement and delinquency notice to the mortgagor. In the second month of delinquency, Aurora mails a breach letter to the mortgagor and provides the mortgagor with information about Aurora’s home retention plan, including options for payment of the delinquent debt. Furthermore, Aurora notifies the master servicer and any applicable primary mortgage insurance company of the delinquency. Aurora seeks a property inspection and performs an analysis of the market value of the mortgaged property. By the end of the third month of delinquency, Aurora seeks a broker price opinion, which is an analysis of the market value of the mortgaged property by a real estate broker or other similar professional. Aurora requests permission to foreclose, if required, from the master servicer or any applicable primary mortgage insurance company. Prior to foreclosure, the mortgage loan is referred for review to Aurora’s foreclosure committee.

When a mortgage loan enters foreclosure, Aurora focuses on ensuring that actions relating to the foreclosure of the loan are taken on a timely basis. At the same time, Aurora will continue to pursue home retention techniques and alternatives to foreclosure that seek to both limit losses and result in retention of the home by the mortgagor. Related activities include referring the foreclosure to an attorney in its foreclosure network, monitoring the foreclosure attorney’s activities and monitoring the timeliness of judgment entry, foreclosure and other related activities in order to maintain compliance with applicable laws, regulations and mortgage insurer guidelines.

Throughout the foreclosure process, Aurora acts in accordance with applicable laws. Aurora seeks to commence foreclosure proceedings within thirty days of referral to its foreclosure committee. Aurora manages the bidding process for the mortgaged property pursuant to the directions of the master servicer of the securitization transaction or, if a mortgage loan has a primary mortgage insurance policy, pursuant to the instructions of the mortgage insurer. Aurora also makes monthly reports to such insurer when applicable. Aurora generally schedules the foreclosure sale in accordance with the Fannie Mae individual state timelines. When appropriate, a property inspection occurs within two weeks of the foreclosure sale, and the mortgage loan file is referred to a vendor that specializes in the marketing and sale of real estate owned properties. The securitization trust is billed for past due principal and interest payments that Aurora has advanced and for expenses not covered by the proceeds of the foreclosure sale within thirty days of Aurora’s receipt of the proceeds. A loss/gain analysis is prepared within sixty days of receipt of final proceeds.

S2-18

The following tables set forth certain information regarding the delinquency, foreclosure experience and loss experience of Aurora with respect to Alt-A mortgage loans. The indicated periods of delinquency are based on the number of days past due on a contractual basis.

S2-19

Delinquencies and Foreclosures
(Dollars in Millions)(1) (4)

Conventional Alt-A

	At December 31, 2004			At December 31, 2005
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	157,333	$40,795.33		261,125	$62,066.75
Period of delinquency (2)
30 to 59 days	1,222	$317.90	0.78%	2,789	$680.66	1.10%
60 to 89 days	179	$50.29	0.12%	604	$149.13	0.24%
90 days or more	137	$55.69	0.14%	363	$87.64	0.14%
Total delinquent loans(2)	1,538	$423.88	1.04%	3,756	$917.43	1.48%
Loans in foreclosure (excluding bankruptcies)	262	$116.92	0.29%	649	$174.28	0.28%
Loans in bankruptcy	157	$39.92	0.10%	727	$148.20	0.24%
Total	1,957	$580.72	1.42%	5,132	$1,239.91	2.00%

	At December 31, 2006			At December 31, 2007(4)
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	306,127	$73,590.40		266,661	$68,814.52
Period of delinquency (2)
30 to 59 days	6,367	$1,575.58	2.14%	7,590	$2,037.60	2.96%
60 to 89 days	1,585	$386.42	0.53%	3,556	$1,021.03	1.48%
90 days or more	1,025	$270.41	0.37%	3,007	$804.76	1.17%
Total delinquent loans(2)	8,977	$2,232.41	3.03%	14,153	$3,863.39	5.61%
Loans in foreclosure (excluding bankruptcies)	2,633	$701.56	0.95%	7,436	$2,417.60	3.51%
Loans in bankruptcy	638	$134.70	0.18%	1,007	$248.56	0.36%
Total	12,248	$3,068.67	4.17%	22,596	$6,529.55	9.48%
_______________________
(1)
Total portfolio and delinquency information is for conventional Alt-A mortgage loans only, excluding bankruptcies. The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(2)
The MBS method for conventional loans is used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months).

(3)	Actual percentages are utilized in generating this table may not correspond exactly with total percentages but due to rounding.

(4)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. Certain mortgage loans within these two categories were classified, prior to January 2007, as “Conventional Alt-A Mortgage Loans”. Therefore, the delinquency and foreclosure information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Conventional Alt-A Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

S2-20

Loan Loss Experience
(Dollars in Millions) (4) (5)

Conventional Alt-A

	For the year ended		For the year ended
	At December 31, 2004		At December 31, 2005
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	131,754	$34,274.43	236,824	$56,571.95
Net Losses(2) (3)	48	$3.91	165	$14.85
Net Losses as a Percentage of Total Portfolio		0.01%		0.03%

	For the year ended		For the quarter ended
	At December 31, 2006		At December 31, 2007(5)
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	288,457	$69,608.14	254,393	$66,509.18
Net Losses(2) (3)	400	$17.34	474	$23.22
Net Losses as a Percentage of Total Portfolio		0.02%		0.03%
____________________
(1) "Total Portfolio" is the aggregate principal balance of the securitized Conventional Alt-A mortgage loans on the last day of the period.

(2)   “Net Losses” means Gross Losses minus Recoveries. “Gross Losses” are actual losses incurred on liquidated properties for each respective period. Gross Losses are calculated after repayment of all principal, foreclosure costs, servicing fees, and accrued interest to the date of liquidation. “Recoveries” are recoveries from liquidation proceeds, deficiency judgments, and mortgage insurance proceeds. Net Losses may include gains on individual loans whereby Aurora, as a servicer, retained the excess proceeds from the liquidation of collateral and directed these excess proceeds to the securitization trust.

(3)   Net Losses includes loans on which the trust experienced foreclosure loss or gain. Net Losses are computed on a loan-by-loan basis and are reported with respect to the period in which the loan is liquidated. If additional costs are incurred or recoveries are received after the end of the period, then the amounts are adjusted with respect to the period in which the related loan was liquidated. Accordingly, the Net Losses reported in the table may change in future periods.

(4)   The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(5)   As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. Certain mortgage loans within these two categories were classified, prior to January 2007, as “Conventional Alt-A Mortgage Loans”. Therefore, the loan loss information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Conventional Alt-A Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

Conventional Alt-B Mortgage Loans

Except where applicable law or regulation requires otherwise, Aurora services delinquent Alt-B mortgage loans in accordance with a generally prescribed timeline of activities. Aurora alters the timeline for individual mortgage loans, as needed, based upon factors such as the likelihood of foreclosure on the mortgage loans and bankruptcy of the mortgagors. This analysis includes items such as a mortgagor’s payment history and risk scoring. The timeline also may be adjusted by Aurora upon the request of a securitization transaction’s master servicer or any applicable primary mortgage insurance company.

S2-21

Aurora’s procedures for servicing mortgage loans in default, bankruptcy or foreclosure may vary by mortgage loan asset type. If a mortgage loan in default has primary mortgage insurance, the primary mortgage insurance company is kept apprised of the mortgage loan delinquency in accord with Aurora’s standard procedures and delinquency timelines. Aurora seeks to minimize both losses and time to liquidation in order to ensure prompt receipt of mortgage insurance proceeds.

All delinquent mortgage loans that are not considered ‘high risk assets’ are monitored by Aurora’s collections group. Early stage loan collection counselors monitor mortgage loans until the fifty-ninth day of delinquency. Responsibility for actively handling mortgage loans moves to Aurora’s late stage mortgage loan collection counselors upon the sixtieth day of delinquency. Late stage mortgage loan collection counselors remain the primary contact on these mortgage loans until the related mortgagor’s payments are made current, a repayment plan is established, the mortgagor qualifies for a home retention plan or all other opportunities for resolution have been exhausted. Aurora’s home retention plan is designed to allow Aurora’s workout specialists to provide home retention alternatives to mortgagors in order to prevent or mitigate losses and reduce delinquency and foreclosure.

In the first month of delinquency of an Alt-B mortgage loan, Aurora seeks to place prompt collection calls to the mortgagor, continuing such calls throughout the collection process based upon the mortgagor’s risk scoring and payment history. Aurora also mails a late charge billing statement and delinquency notice to the mortgagor. In the second month of delinquency, Aurora mails a breach letter to the mortgagor and provides the mortgagor with information about Aurora’s home retention plan, including options for payment of the delinquent debt. Furthermore, Aurora notifies the master servicer and any applicable primary mortgage insurance company of the delinquency. Aurora seeks a property inspection and performs an analysis of the market value of the mortgaged property. By the end of the third month of delinquency, Aurora seeks a broker price opinion, which is an analysis of the market value of the mortgaged property by a real estate broker or other similar professional. Aurora requests permission to foreclose, if required, from the master servicer or any applicable primary mortgage insurance company. Prior to foreclosure, the mortgage loan is referred for review to Aurora’s foreclosure committee.

When a mortgage loan enters foreclosure, Aurora focuses on ensuring that actions relating to the foreclosure of the loan are taken on a timely basis. At the same time, Aurora will continue to pursue home retention techniques and alternatives to foreclosure that seek to both limit losses and result in retention of the home by the mortgagor. Related activities include referring the foreclosure to an attorney in its foreclosure network, monitoring the foreclosure attorney’s activities and monitoring the timeliness of judgment entry, foreclosure and other related activities in order to maintain compliance with applicable laws, regulations and mortgage insurer guidelines.

Throughout the foreclosure process, Aurora acts in accordance with applicable laws. Aurora seeks to commence foreclosure proceedings within thirty days of referral to its foreclosure committee. Aurora manages the bidding process for the mortgaged property pursuant to the directions of the master servicer of the securitization transaction or, if a mortgage loan has a primary mortgage insurance policy, pursuant to the instructions of the mortgage insurer. Aurora also makes monthly reports to such insurer when applicable. Aurora generally schedules the foreclosure sale in accordance with the Fannie Mae individual state timelines. When appropriate, a property inspection occurs within two weeks of the foreclosure sale, and the mortgage loan file is referred to a vendor that specializes in the marketing and sale of real estate owned properties. The securitization trust is billed for past due principal and interest payments that Aurora has advanced and for expenses not covered by the proceeds of the foreclosure sale within thirty days of Aurora’s receipt of the proceeds. A loss/gain analysis is prepared within sixty days of receipt of final proceeds.

S2-22

The following tables set forth certain information regarding the delinquency, foreclosure experience and loss experience of Aurora with respect to Alt-B mortgage loans. The indicated periods of delinquency are based on the number of days past due on a contractual basis.

S2-23

Delinquencies and Foreclosures
(Dollars in Millions)(1)

Conventional Alt-B

	At December 31, 2007
	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	150,619	$27,791.19
Period of delinquency (2)
30 to 59 days	8,848	$1,754.86	6.31%
60 to 89 days	4,814	$1,013.61	3.65%
90 days or more	7,262	$1,190.53	4.28%
Total delinquent loans(2)	20,924	$3,959.00	14.25%
Loans in foreclosure (excluding bankruptcies)	11,686	$3,195.25	11.50%
Loans in bankruptcy	1,400	$259.03	0.93%
Total	34,010	$7,413.28	26.67%
_______________________
(1)
Total portfolio and delinquency information is for conventional Alt-B mortgage loans only, excluding bankruptcies. The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer. As of January 2007, Aurora began classifying certain residential mortgage loans as “Conventional Alt-B Mortgage Loans”. Mortgage loans within this category were classified, prior to January 2007, within Aurora’s then-existing mortgage loan categories.

(2)
The MBS method for conventional loans is used in calculation of delinquency percentage. Under the MBS methodology, a loan is considered delinquent if any payment is past due one or more days. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months).

(3)	Actual percentages are utilized in generating this table may not correspond exactly with total percentages but due to rounding.

Loan Loss Experience
(Dollars in Millions) (4)
Conventional Alt-B
	For the quarter ended
	At December 31, 2007
Type of Loan	Number of Loans	Principal Balance
Total Portfolio(1)	132,934	$25,884.07
Net Losses(2) (3)	1,061	$54.83
Net Losses as a Percentage of Total Portfolio		0.21%
_________________________
(1) "Total Portfolio" is the aggregate principal balance of the securitized Conventional Alt-B mortgage loans on the last day of the period.

(2)  “Net Losses” means Gross Losses minus Recoveries. “Gross Losses” are actual losses incurred on liquidated properties for each respective period. Gross Losses are calculated after repayment of all principal, foreclosure costs, servicing fees, and accrued interest to the date of liquidation. “Recoveries” are recoveries from liquidation proceeds, deficiency judgments, and mortgage insurance proceeds. Net Losses may include gains on individual loans whereby Aurora, as a servicer, retained the excess proceeds from the liquidation of collateral and directed these excess proceeds to the securitization trust.

(3)   Net Losses includes loans on which the trust experienced foreclosure loss or gain. Net Losses are computed on a loan-by-loan basis and are reported with respect to the period in which the loan is liquidated. If additional costs are incurred or recoveries are received after the end of the period, then the amounts are adjusted with respect to the period in which the related loan was liquidated. Accordingly, the Net Losses reported in the table may change in future periods.

(4)   The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer. As of January 2007, Aurora began classifying certain residential mortgage loans as “Conventional Alt-B Mortgage Loans”. Mortgage loans within this category were classified, prior to January 2007, within Aurora’s then-existing mortgage loan categories.

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Subprime Mortgage Loans

Except where applicable law or regulation requires otherwise, Aurora services delinquent subprime mortgage loans in accordance with a generally prescribed timeline of activities. Aurora alters the timeline for individual mortgage loans, as needed, based upon factors such as the likelihood of foreclosure on the mortgage loans and bankruptcy of the mortgagors. This analysis includes items such as a mortgagor’s payment history and risk scoring. The timeline also may be adjusted by Aurora upon the request of a securitization transaction’s master servicer or any applicable primary mortgage insurance company.

Aurora’s procedures for servicing mortgage loans in default, bankruptcy or foreclosure may vary by mortgage loan asset type. If a mortgage loan in default has primary mortgage insurance, the primary mortgage insurance company is kept apprised of the mortgage loan delinquency in accord with Aurora’s standard procedures and delinquency timelines. Aurora seeks to minimize both losses and time to liquidation in order to ensure prompt receipt of mortgage insurance proceeds.

All delinquent mortgage loans that are not considered ‘high risk assets’ are monitored by Aurora’s collections group. Early stage loan collection counselors monitor mortgage loans until the fifty-ninth day of delinquency. Responsibility for actively handling mortgage loans moves to Aurora’s late stage mortgage loan collection counselors upon the sixtieth day of delinquency. Late stage mortgage loan collection counselors remain the primary contact on these mortgage loans until the related mortgagor’s payments are made current, a repayment plan is established, the mortgagor qualifies for a home retention plan or all other opportunities for resolution have been exhausted. Aurora’s home retention plan is designed to allow Aurora’s workout specialists to provide home retention alternatives to mortgagors in order to prevent or mitigate losses and reduce delinquency and foreclosure.

In the first month of delinquency of a subprime mortgage loan, Aurora seeks to place prompt collection calls to the mortgagor, continuing such calls throughout the collection process based upon the mortgagor’s risk scoring and payment history. Aurora also mails a late charge billing statement and delinquency notice to the mortgagor. In the second month of delinquency, Aurora mails a breach letter to the mortgagor and provides the mortgagor with information about Aurora’s home retention plan, including options for payment of the delinquent debt. Furthermore, Aurora notifies the master servicer and any applicable primary mortgage insurance company of the delinquency. Aurora seeks a property inspection and performs an analysis of the market value of the mortgaged property. By the end of the third month of delinquency, Aurora seeks a broker price opinion, which is an analysis of the market value of the mortgaged property by a real estate broker or other similar professional. Aurora requests permission to foreclose, if required, from the master servicer or any applicable primary mortgage insurance company. Prior to foreclosure, the mortgage loan is referred for review to Aurora’s foreclosure committee or, in securitization transactions that have third party special servicers, the mortgage loan is referred, instead, to such third party for future servicing.

When a mortgage loan enters foreclosure, Aurora focuses on ensuring that actions relating to the foreclosure of the loan are taken on a timely basis. At the same time, Aurora will continue to pursue home retention techniques and alternatives to foreclosure that seek to both limit losses and result in retention of the home by the mortgagor. Related activities include referring the foreclosure to an attorney in its foreclosure network, monitoring the foreclosure attorney’s activities and monitoring the timeliness of judgment entry, foreclosure and other related activities in order to maintain compliance with applicable laws, regulations and mortgage insurer guidelines.

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Throughout the foreclosure process, Aurora acts in accordance with applicable laws. Aurora seeks to commence foreclosure proceedings within thirty days of referral to its foreclosure committee. Aurora manages the bidding process for the mortgaged property pursuant to the directions of the master servicer of the securitization transaction or, if a mortgage loan has a primary mortgage insurance policy, pursuant to the instructions of the mortgage insurer. Aurora also makes monthly reports to such insurer when applicable. Aurora generally schedules the foreclosure sale in accordance with the Fannie Mae individual state timelines. When appropriate, a property inspection occurs within two weeks of the foreclosure sale, and the mortgage loan file is referred to a vendor that specializes in the marketing and sale of real estate owned properties. The securitization trust is billed for past due principal and interest payments that Aurora has advanced and for expenses not covered by the proceeds of the foreclosure sale within thirty days of Aurora’s receipt of the proceeds. A loss/gain analysis is prepared within sixty days of receipt of final proceeds.

The following tables set forth certain information regarding the delinquency, foreclosure experience and loss experience of Aurora with respect to subprime mortgage loans. The indicated periods of delinquency are based on the number of days past due on a contractual basis.

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Delinquencies and Foreclosures
(Dollars in Millions)(1) (4)

Subprime

	At December 31, 2004			At December 31, 2005
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	6,981	$933.03		7,443	$1,267.31
Period of delinquency (3)
30 to 59 days	144	$17.43	1.87%	190	$29.20	2.30%
60 to 89 days	41	$4.43	0.47%	70	$10.88	0.86%
90 days or more	42	$3.35	0.36%	87	$11.74	0.93%
Total delinquent loans(3)	227	$25.21	2.70%	347	$51.81	4.09%
Loans in foreclosure (excluding bankruptcies)	119	$11.37	1.22%	200	$28.88	2.28%
Loans in bankruptcy	150	$10.70	1.15%	186	$16.48	1.30%
Total	496	$47.28	5.07%	733	$97.17	7.67%

	At December 31, 2006			At December 31, 2007(4)
	Number of Loans	Principal Balance	Percent by Principal Balance(3)	Number of Loans	Principal Balance	Percent by Principal Balance(3)
Total balance of mortgage loans serviced	10,749	$1,943.06		12,724	$2,049.75
Period of delinquency (2)
30 to 59 days	367	$73.62	3.79%	624	$109.36	5.34%
60 to 89 days	162	$36.65	1.89%	351	$70.58	3.44%
90 days or more	75	$9.68	0.50%	556	$64.02	3.12%
Total delinquent loans(2)	604	$119.95	6.17%	1,531	$243.96	11.90%
Loans in foreclosure (excluding bankruptcies)	388	$79.30	4.08%	1,379	$343.75	16.77%
Loans in bankruptcy	146	$16.13	0.83%	279	$42.85	2.09%
Total	1,138	$215.38	11.08%	3,189	$630.56	30.76%
_______________________
(1)
Total portfolio and delinquency information is for subprime mortgage loans only, excluding bankruptcies. The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(2)
The ABS method for subprime loans is used in calculation of delinquency percentage. Under the ABS methodology, a loan is considered delinquent if any payment is past due 30 days or more. The period of delinquency is based upon the number of days that payments are contractually past due (assuming 30-day months). Consequently, under the ABS methodology, a loan due on the first day of a month is not 30 days delinquent until the first day of the next month.

(3)	Actual percentages are utilized in generating this table may not correspond exactly with total percentages but due to rounding.

(4)
As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. Certain mortgage loans within these two categories were classified, prior to January 2007, as “Subprime Mortgage Loans”. Therefore, the delinquency and foreclosure information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Subprime Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

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Loan Loss Experience
(Dollars in Millions)(4) (5)

Subprime

	For the year ended		For the year ended
	At December 31, 2004		At December 31, 2005
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	5,713	$705.94	6,869	$1,196.26
Net Losses(2) (3)	49	$1.30	77	$2.20
Net Losses as a Percentage of Total Portfolio		0.18%		0.18%

	For the year ended		For the quarter ended
	At December 31, 2006		At December 31, 2007(5)
Type of Loan	Number of Loans	Principal Balance	Number of Loans	Principal Balance
Total Portfolio(1)	8,879	$1,589.47	11,056	$1,848.58
Net Losses(2) (3)	94	$3.09	245	$12.54
Net Losses as a Percentage of Total Portfolio		0.19%		0.68%
____________________
(1) "Total Portfolio" is the aggregate principal balance of the securitized Subprime mortgage loans on the last day of the period.
(2)   “Net Losses” means Gross Losses minus Recoveries. “Gross Losses” are actual losses incurred on liquidated properties for each respective period. Gross Losses are calculated after repayment of all principal, foreclosure costs, servicing fees, and accrued interest to the date of liquidation. “Recoveries” are recoveries from liquidation proceeds, deficiency judgments, and mortgage insurance proceeds. Net Losses may include gains on individual loans whereby Aurora, as a servicer, retained the excess proceeds from the liquidation of collateral and directed these excess proceeds to the securitization trust.

(3)   Net Losses includes loans on which the trust experienced foreclosure loss or gain. Net Losses are computed on a loan-by-loan basis and are reported with respect to the period in which the loan is liquidated. If additional costs are incurred or recoveries are received after the end of the period, then the amounts are adjusted with respect to the period in which the related loan was liquidated. Accordingly, the Net Losses reported in the table may change in future periods.

(4)   The information in this table reflects the net results of foreclosures and liquidations that Aurora Loan Services LLC as primary servicer has reported and remitted to the applicable master servicer.

(5)   As of January 2007, Aurora began classifying residential mortgage loans within two new servicing categories, “Conventional Alt-B Mortgage Loans” and “Scratch & Dent Mortgage Loans”. Certain mortgage loans within these two categories were classified, prior to January 2007, as “Subprime Mortgage Loans”. Therefore, the loan loss information at or prior to December 31, 2006 with respect to mortgage loans categorized as "Subprime Mortgage Loans" may include mortgage loans that, from and after January 2007, are now classified as “Conventional Alt-B Mortgage Loans” or “Scratch & Dent Mortgage Loans”.

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